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                                                                    EXHIBIT 11.1

                     FRITZ COMPANIES, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED MAY 31,
                                                              -----------------------------
                                                               1998       1997       1996
                                                              -------    -------    -------
BASIC:
  Net income................................................  $18,090    $   308    $25,001
  Weighted-average number of common shares outstanding......   35,744     35,128     34,239
  Basic earnings per common share...........................  $  0.51       0.01    $  0.73
                                                              =======    =======    =======
DILUTED:
  Net income................................................  $18,090    $   308    $25,001
SHARES:
  Weighted-average number of common shares outstanding......   35,744     35,128     34,239
  Potentially dilutive common shares........................      384        345      1,034
                                                              -------    -------    -------
          Total shares......................................   36,128     35,473     35,273
  Diluted earnings per common share.........................  $  0.50    $  0.01    $  0.71
                                                              =======    =======    =======
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